EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated April 14, 2011 by and between Double Eagle Holdings, Ltd, a corporation organized under the laws of the State of Nevada (the “Corporation”), and Adam Adler,  an individual (the “Executive”).

ARTICLE 1
INTERPRETATION

Section 1.1	Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

“Cause” shall mean:

(a)
the conviction of the Executive (including a guilty plea or plea of no contact to) for any crime or offence  involving fraud, misrepresentation or breach of trust involving the corporations money or property by the Executive;

(b)	any wilful and intentional act on the part of the Executive having the effect of materially injuring the business or critical business relationships of the Corporation;

“Change of Control” shall be deemed to have occurred upon:

(a)
Corporation, the Executive and their respective affiliates, collectively, ceasing to own, in the aggregate, a majority of the voting securities of the Corporation or any successor thereof, calculated on a fully diluted basis, it being understood that if either Corporation and its affiliates, or the Executive and his affiliates own, in the aggregate, a majority of the voting securities of the Corporation or any successor thereof, calculated on a fully diluted basis, a “Change of Control”, within the meaning of this clause (a) shall not have occurred:

(b)	the sale by the Corporation of all or substantially all of its property and assets as an entirety to another Person; or

(c)
the consummation of any consolidation, amalgamation or merger of the Corporation such that the Corporation is not the continuing or surviving corporation or pursuant to which the voting securities of the Corporation would be converted into cash, securities or other securities, other than a merger, amalgamation or consolidation of the Corporation in which the holders of the voting securities of the Corporation outstanding immediately prior to the consolidation, amalgamation or merger hold, directly or indirectly, at least a majority of the voting securities of the surviving corporation immediately after such consolidation, amalgamation or merger, calculated on a fully diluted basis.

“Common Shares” shall mean common shares in the capital of the Corporation.

“Common Share Warrants” shall mean common shares in the Corporation are warranted and realized if so exercised by the terms of the warrant.

“Disability” shall mean a mental or physical condition which renders the Executive unable or incompetent to carry out the essential functions of his position, which, in the opinion of a physician mutually agreed upon by the Corporation and the Executive (provided that neither party shall unreasonably withhold his or its agreement) is expected to last for an indefinite period causing the inability for the Executive to perform his or her duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

“Entity” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, co-operative, partnership, trust, unincorporated association, affiliate or governmental body; and pronouns when they refer to an Entity shall have a similarly extended meaning.

“Existing Customer” shall mean any Entity which, in the 6 month period immediately preceding and inclusive of the date of termination of the Executive’s employment hereunder for any reason, has transacted business with the Corporation.

“Prospective Customer” shall mean any Entity solicited by the Corporation (at a minimum telephonically) for any purpose relating to the Corporation’s business at any time during the 6 month period immediately preceding and inclusive of the date of termination of the Executive’s employment hereunder for any reason.

“Territory” shall mean the United States of America and without restricting the foregoing any other jurisdiction in which the Corporation carries on business during the period of the Executive’s employment.

ARTICLE 2
SCOPE OF EMPLOYMENT

TERM

The Corporation hereby agrees to employ the Executive as Chief Executive Officer on an indefinite term basis.

Section 2.1	Duties

During his employment with the Corporation, the Executive shall:
(a)
perform those duties and responsibilities necessary or incidental to perform the functions of a Chief Executive Officer of the Corporation or as otherwise reasonably assigned to him by the Corporation;

(b)
faithfully serve the Corporation, devote to the business and affairs of the Corporation his working time, attention and ability, and ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Corporation.  The Executive shall use his best efforts to promote the interests of the Corporation and to improve and extend the business thereof; The Executive may throughout his tenure continue his involvement in professional poker, And board/advisory roles in no more than 3 other companies; and

(c)
(i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies; and (ii) comply with the rules, procedures, policies, requirements and directions promulgated by the Corporation.

Section 2.2	Reporting

During his employment with the Corporation, the Executive shall report to the chief executive officer & board of directors of the Corporation.

ARTICLE 3
REMUNERATION OF THE EXECUTIVE

Section 3.1	Remuneration and Benefits

As compensation for the Executive’s services to the Corporation, during the Executive’s employment with the Corporation:
(a)
the Corporation shall pay to the Executive a monthly base salary of US $18,000.00 (less statutory deductions, withholdings or contributions) (the “Base Salary”), payable in accordance with the Company’s regular payroll practices;

(b)	the Executive shall receive an monthly car allowance of US $1,000 net of statutory deductions, withholdings or contributions payable in accordance with the Company’s regular payroll practices;

(c)
The Employee may be entitled to receive a discretionary performance bonus based upon the sales and profitability of the Corporation payable in cash or equity in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.

(d)	the Executive shall be eligible to participate in the Health benefits plan of the company fully paid by the company.

(e)
the Corporation shall, upon presentation of properly itemized receipts, reimburse the Executive for all reasonable travel and other business-related expenses incurred by the Executive, provided that such expenses are provided for in the then-applicable budget and business plan of the Corporation, and further provided that the Corporation reserves the right to review all such expenses on a quarterly basis.

(f)
The Corporation shall provide Employee with full advance indemnification to the extent permitted by Nevada law and the certificate of incorporation and bylaws of the Corporation, including indemnification for activities of all subsidiaries

Section 3.2	Vacation

The Employee shall be entitled to four (4) weeks paid vacation per year while employed in accordance with the Corporation’s policies.

ARTICLE 4
TERMINATION

Section 4.1	Termination

Upon the termination (whether for cause, disability, death, without cause, or by way of change of control) or resignation of the Executive’s employment, the Corporation shall pay to Executive on the date required under applicable law: (i) any accrued but unpaid Base Salary for services rendered as of the date of termination or resignation, (ii) any accrued but unpaid vacation pay, and (iii) the business expenses reasonably incurred by the Executive up to the date of termination or resignation and properly reimbursable in accordance with Section 3.1(e) , hereof, in each case less any applicable deductions or withholdings required by law.

Section 4.2	Termination for Cause, Disability or Death

(a)
In the event that this Agreement and the Executive’s employment with the Corporation is terminated for Cause, the Corporation shall provide the Executive written notice thereof and Executive shall be entitled only to the amounts specified in Section 4.1. plus all vested common shares and respective unit warrants.

(b)
In the event that this Agreement and the Executive’s employment with the Corporation is terminated by the Corporation as a result of the Executive’s Disability, then in addition to the amounts specified in Section 4.1 and subject to the Executive’s execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Corporation and anyone connected with it in form acceptable to the Corporation, the Corporation shall continue to pay to the Executive his Base Salary at time of termination, for a period of 12 months following the Executive’s termination followed by the participation in the Corporation’s disability benefits which take effect following such termination, less any applicable deductions or withholdings required by law. Further, Executive shall be entitled to all vested common shares and respective share warrants with vesting continuing for 12 months following termination as applicable.

(c)
In the event that this Agreement and the Executive’s employment with the Corporation is terminated by the Executive’s death, the Executive and/or his estate shall be entitled only to the amounts specified in Section 4.1. plus 12 months base salary paid in a single lump within 30 days of termination. Further, Executive’s estate shall be entitled to all vested common shares and respective unit warrants with vesting continuing for 12 months following Executives death as applicable.

Section 4.3	Termination without Cause

(a)
In the event this Agreement and the Executive’s employment with the Corporation is terminated by the Corporation without Cause (other than for death or Disability or in connection with a Change of Control, to the extent Section 4.4 applies), then in addition to the amounts specified in Section 4.1 and subject to the Executive’s execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Corporation and anyone connected with it in form acceptable to the Corporation,  the Executive shall be entitled to receive, and the Corporation shall pay the Executive, Two (2) years Base Salary (less statutory deductions and withholdings) in a single lump sum, paid in full within 30 days of termination. Further, Executive shall be entitled to all vested common shares and respective share warrants with vesting continuing for 12 months following termination as applicable.

Section 4.4	Termination on Change of Control

Notwithstanding Section 4.3, in the event a Change of Control occurs and upon the occurrence of or within two months following such Change of Control, the Executive is terminated, then in addition to the amounts specified in Section 4.1 and subject to the Executive's execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Corporation and anyone connected with it in form acceptable to the Corporation, the Corporation shall continue to pay the Executive one (1) years Base Salary (less statutory deductions and withholdings) in a single lump sum, paid in full within 30 days of termination.  The Executive acknowledges that, upon entering into this Agreement, he is a shareholder of the Corporation and he is willingly prepared to limit his compensation in the event of a termination of his employment without Cause upon a Change of Control, on the basis that he is prepared to participate in the gross proceeds, if any, accruing to the Corporation or its shareholders as a result of the Change of Control, as a shareholder of the Corporation, and forego any other amounts to which he may otherwise be entitled under this Agreement

Section 4.5	Acknowledgement re Payments

The Executive agrees that the payments set out in Sections 4.3 and 4.4 are inclusive of any and all payments required under this agreement, statute (including but not limited to any payments pursuant to the Employment Standards Act, 2000, including any outstanding wages, termination and severance pay, and vacation pay) and the common law (including but not limited to any pay in lieu of reasonable notice).

Section 4.6	Resignation by the Executive

In the event the Executive terminates this Agreement and resigns from his employment with the Corporation, he shall be entitled only to the amounts specified in Section 4.1.

Section 4.7	Effect of Termination of Employment

Following the termination of this Agreement and the termination or resignation of the Executive’s employment with the Corporation for any reason whatsoever, the Executive shall be deemed to have resigned from any offices, positions and directorships which he may have or may have held with the Corporation and its subsidiaries and affiliates.

ARTICLE 5
PROPRIETARY INFORMATION, RESTRICTIVE COVENANTS
AND CORPORATE OPPORTUNITIES

Section 5.1	Proprietary Information and Inventions Agreement

As a condition of his employment with the Corporation, Executive shall execute and at all times comply with the Employee Proprietary Information and Inventions Agreement attached hereto as Schedule A.
Section 5.2	Restrictive Covenants

(a)
The Executive will not at any time, without the prior written consent of the Corporation, during his employment with the Corporation and for a period of 24 months following the termination for cause or the Executives own resignation of his employment for any reason whatsoever, either individually or in partnership, jointly or in conjunction with any other Entity, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(i)
anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, or permit the Executive’s name to be used in connection with any business which is a competitor to any business in which the Corporation was engaged as of the date the Executive’s employment is terminated;

(ii)
for the purpose of competing with the Corporation’s business, as then constituted, solicit the business of or otherwise call upon anyone who is an Existing Customer or a Prospective Customer at the time the Executive’s employment is terminated; and

(iii)
solicit for employment any person employed or engaged by or on behalf of the Corporation at the time the Executive’s employment is terminated or any person who was an employee of or engaged by or on behalf of the Corporation during the 12 month period immediately preceding such termination.

(b)
Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested as a passive investor in up to one (1%) percent of any class of securities in any corporation which is a competitor of the Corporation’s business, as of the date the Executive’s employment is terminated, or the Executive tenders his resignation, provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

(c)
The covenants contained in the proceeding paragraphs (a) and (b) shall be construed as a series of separate covenants, one for each county, city, state, province or any similar subdivision in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the proceeding paragraphs.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

ARTICLE 6
RECOGNITION

Section 6.1	Recognition

(a)
The Executive acknowledges that the limitations of time, geography and scope of activity agreed to in Article 5 are reasonable because, among other things, the Corporation is engaged in a highly competitive industry and the Executive has had and will have unique access to the trade secrets and know-how of the Corporation.  The Executive further acknowledges that the restrictions of Article 5 shall not prevent him from earning a livelihood during the applicable period of restriction.

(b)
The Executive hereby further recognizes and expressly acknowledges that it would be impossible or inadequate to measure and calculate the Corporation’s damage from any breach by the Executive of the covenants set forth in Article 5 and that the Corporation would be subject to irreparable harm should any of the provisions of Article 5 be infringed, or should any of the Executive’s obligations thereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies (including, but not limited to, monetary damages), shall be entitled to seek equitable relief, including temporary or permanent injunction to restrain such breach.

(c)
The Executive hereby recognizes and expressly acknowledges that Article 5 grants to the Corporation only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Corporation.

Section 6.2	Survival

It is expressly agreed by the parties hereto that the provisions of Article 5 and Article 6 and the payment obligations under Article 4 shall survive the termination of this Agreement and the termination of the Executive’s employment.

ARTICLE 7
NON-DISPARAGEMENT

Section 7.1	Non-Disparagement

Without restricting any obligations that the Executive or Corporation may have under law, the Executive & Corporation mutually covenant and agree that the Executive or Corporation shall not either before or after termination (for any reason) of this Agreement, engage in any conduct that involves the making or publishing of written or oral statements or remarks in a public forum (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are materially disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Executive or Corporation, its management, of any Entity affiliated or associated with the executive or Corporation, provided that the foregoing shall not prohibit the Executive or Corporation from delivering any truthful testimony under oath or from voluntarily cooperating with any governmental inquiry or other legal proceeding involving the Executive or Corporation.  Furthermore, this Section 7.1 will not apply to any statements made by the Executive or Corporation under oath in court, in depositions or in written pleadings or in similar judicial venue or proceedings or in response to regulatory or legal requirements in the event that he is required to resort to legal process (or other similar means) in order to enforce the terms and conditions of this Agreement.

ARTICLE 8
GENERAL

Section 8.1	Notices

Any notice required or permitted by this Agreement to be given or made by a party hereto shall be in writing and shall be deemed validly given if delivered personally or by a reputable courier service at the following address set out in Schedule B hereto or at such other address as any party may from time to time advise the other party by notice in writing.  Every notice shall be deemed to have been received on the date of receipt.

Section 8.2	Assignment

This Agreement may not be assigned by the Executive. This Agreement and the rights and obligations hereunder may, without the consent of the Executive, be assigned by the Corporation to any Entity which succeeds to all or substantially all of the business, assets or property of the Corporation.

Section 8.3	Governing Law

This Agreement is to be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law.

Section 8.4	Waiver of Jury Trial

Each of the parties hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.4.

Section 8.5	Severability

If any provision of this Agreement is invalid, illegal or incapable of being enforced for any reason, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 8.6	Application in Jurisdictions

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting, in any way, the remaining provisions thereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 8.7	Entire Agreement

This Agreement and the Schedules referenced herein and attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any and all prior or contemporaneous agreements or understandings between them (whether written or oral) with respect to the subject matter hereof.  In entering into this Agreement, the Executive has not relied upon any representations made by the Corporation or any representative thereof, except as expressly set forth herein in writing.

Section 8.8	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation and to the heirs and successors of the Executive.

Section 8.9	Amendment and Waiver

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Executive and the Corporation.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.10	Required Deductions For Withholdings

The Corporation shall make such deductions and withholdings from any payments hereunder as may be required by law.

Section 8.11	Independent Legal Advice

The Executive acknowledges that he has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

Section 8.12	Counterparts

This Agreement may be executed by the parties in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

Section 8.13	Representations by Employee

(a)           Employee hereby represents and warrants to the Corporation as follows:

(i)           Neither the execution and delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(ii)           Employee has the full right, power and legal capacity to enter into and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against his in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

Section 8.14	Confidentiality

(a)           Employee agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients. Employee agrees: (i) not to use any such information for himself or others, and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during his employment by the Corporation. Employee agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b)           Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c)           In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Employee shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Employee agrees that in event that he breaches the covenants in this Section 5, in addition to any other rights that the Corporation may have, Employee shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(d)            Employee recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Employee agrees not to:

(i)             Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii)            Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

(iii)           Buy or sell any security, option, bond or warrant other than in accordance with the terms of the Corporation’s trading policy.

Section 8.15	Inventions discovered by Employee

The Employee shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Corporation all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive's employment at the rate of $650/day. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. The Executive hereby irrevocably designates counsel to the Corporation as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

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Section 8.16	Preamble/Recital

The Executive and the Corporation acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement shall form part of this Agreement and may be relied upon by either party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.

SIGNED, SEALED AND DELIVERED
in the presence of:

/s/ Noah Schwartz	/s/ Adam Adler
Witness	ADAM ADLER

Double Eagle Holdings LTD.

Per:	/s/ Aitan Zacharin, CMO & CIO
(Authorized Signing Officer)

Per:
(Authorized Signing Officer)